Exhibit 4.5

TETRA TECHNOLOGIES, INC.
2018 INDUCEMENT RESTRICTED STOCK PLAN

1.Purpose of this Plan.  The purpose of this Plan is to attract and retain the best available individuals for positions of substantial responsibility by providing a material inducement for such individuals to enter into employment with the Company or any Affiliate.  This Plan permits the grant of Restricted Stock.  Each grant of Restricted Stock under this Plan is intended to qualify as an employment inducement award under New York Stock Exchange Listing Rule 303A.08.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company or (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where grants of Restricted Stock are, or shall be, granted under this Plan.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each grant of Restricted Stock granted under this Plan.  Every Award Agreement is subject to the terms and conditions of this Plan.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means as defined in an employment agreement between the Participant and the Company.  If no such agreement exists, or if such an agreement exists but “cause” is not defined therein, then Cause means a termination of the Participant’s status as an Employee because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under an Award Agreement or any other material agreement between the Participant and the Company; (ii) the Participant’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (iii) the Participant engaging in any act of dishonesty, violence or violation of federal securities laws that is or could be materially injurious to the Company or any of its subsidiaries or affiliates; (iv) the Participant’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (v) the Participant’s refusal to follow the lawful directions of the Participant’s immediate supervisor, the Administrator or the

Committee; or (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries or Affiliates.  Notwithstanding anything herein to the contrary, whether Cause exists shall be determined in the sole discretion of the Committee.

(g)“Change in Control” means (y) if the Participant is a party to an employment agreement between the Participant and the Company and any such agreement provides for a definition of “change in control” (or substantially similar term), the definition contained therein, or (z) if no such agreement exists, or if any such agreement exists but “change in control” (or substantially similar term) is not defined therein, then Change in Control means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (B) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company’s assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s stockholders;

(iii)A change in the composition of the Board during any 12 consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder.  Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(i)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.

(j)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(k)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor to thereto.

(l)“Continuous Service” means Participant’s provision of services to the Company or its Affiliates or their successors as an Employee is continuous and uninterrupted.  For this purpose Continuous Service shall be deemed interrupted upon the actual cessation of providing services to the Company or its Affiliates or their successors, notwithstanding any required notice period that must be fulfilled before a termination as an Employee can be effective under Applicable Laws.  Continuous Service shall not be considered interrupted in the case of (x) any approved leave of absence (including sick leave, military leave, or any other authorized personal leave); (y) transfers among the Company and its Affiliates, or any successor thereof; or (z) any change in status as long as Participant remains in the service of the Company or its Affiliates and their successors as an Employee.  Notwithstanding the foregoing and unless the Administrator provides otherwise, vesting of Restricted Stock granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company.

(m)“Director” means a member of the Board.

(n)“Disability” means, if the Participant is a party to an employment agreement between the Participant and the Company and any such agreement provides for a definition of “disability” (or substantially similar term), the definition contained therein.  If no such agreement exists, or if any such agreement exists but “disability” (or substantially similar term) is not defined therein, then (y) Disability shall have the meaning given to such term (or substantially similar term) within a disability insurance program that is sponsored by the Company for the benefit of the Participant, or if no such definition exists or the Participant is not covered by such a program, then (z) Disability means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.  For all purposes of this Section 2(n), the Participant shall not be considered to have incurred a “disability” unless proof of such impairment, sufficient to satisfy the Administrator in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(o)“Employee” means any person, including an officer, who is employed by the Company or an Affiliate.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r)“Participant” means an Employee who has been granted Restricted Stock under this Plan.

(s)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time or the occurrence of other events as determined by the Administrator.

(t)“Plan” means this 2018 Inducement Restricted Stock Plan.

(u)“Restricted Stock” means Shares issued pursuant to a grant of Restricted Stock under Section 5 of this Plan.

(v)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

(w)“Share” means a share of Common Stock, as adjusted in accordance with Section 6 of this Plan.

3.Stock Subject to this Plan.  Subject to the provisions of Section 6 of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all grants of Restricted Stock under this Plan is 1,000,000 Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.  The number of Shares remaining available for grants of Restricted Stock under the foregoing maximum share limitations shall not be increased for, among other things, Shares (i) subject to awards of Restricted Stock that are forfeited, terminated or cancelled; (ii) tendered to or withheld by the Company to satisfy tax withholding or other obligations, and/ or (iii) repurchased by the Company.

4.Administration of this Plan.

(a)Procedure.

(i)Approval.  Grants of Restricted Stock under this Plan must be approved by a majority of those Directors on the Board who qualify as an “independent director” under applicable rules of the New York Stock Exchange or the Compensation Committee of the Board, in each case acting as the Administrator.

(ii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)Other Administration.  Other than as provided above, this Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to:

(i)determine the Fair Market Value of Restricted Stock;

(ii)select the Employees to whom Restricted Stock may be granted under this Plan;

(iii)determine the number of Shares to be covered by each grant of Restricted Stock under this Plan;

(iv)approve forms of Award Agreements for use under this Plan;

(v)determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Restricted Stock under this Plan, including but not limited to, any acceleration of vesting or waiver of forfeiture provisions, and any restriction or limitation regarding any grant of Restricted Stock or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)construe and interpret the terms of this Plan and grants of Restricted Stock under this Plan;

(vii)prescribe, amend and rescind rules and regulations relating to this Plan;

(viii)amend the terms of any outstanding grants of Restricted Stock, including the discretionary authority to accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant’s rights under an outstanding grants of Restricted Stock shall not be made without the Participant’s written consent;

(ix)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon vesting of a grant of Restricted Stock up to the number of Shares having a Fair Market Value equal to the maximum amount required to be withheld in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)authorize any person to execute on behalf of the Company any instrument required to effect the issuance of Restricted Stock previously granted by the Administrator;

(xi)impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of a grant under this Plan, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xii)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to an Award; and

(xiii)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest in this Plan.

(d)Indemnification.  The Company shall defend and indemnify members of the Board, the Committee, the Administrator, officers and Employees of the Company or of an Affiliate whom authority to act for the Board, the Administrator or the Company is delegated (“Indemnitees”) to the maximum extent permitted by law against (i) all reasonable expenses, including reasonable attorneys’ fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Restricted Stock granted under this Plan;

and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no person shall be entitled to indemnification to the extent he is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within 30 days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company’s expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to any individual as a material inducement to the individual to becoming an Employee, which grant shall become effective only if the individual actually becomes an Employee, in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  The Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(e)Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to unvested Shares unless otherwise provided in the Award Agreement.  If any dividends or distributions with respect to the Shares of Restricted Stock are paid, such dividends or distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid; provided that any dividends and other distributions that are paid prior to the vesting of such Restricted Stock shall be held by the Company and shall be delivered to the Participant, if at all, only to the extent such Shares of Restricted Stock subsequently vest.

(f)Non-Transferability of Grants of Restricted Stock.  Unless determined otherwise by the Administrator, during the Period of Restriction shares of Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

(g)Stop-Transfer Notices.  In order to ensure compliance with the restrictions referred to herein and Applicable Laws, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(h)Rights of the Company.  The Company shall not (i) record on its books the transfer of any Shares that have been sold or transferred in contravention of this Plan or an Award Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Plan or an Award Agreement.  Any transfer of Shares of Restricted Stock not made in conformance with this Award Agreement shall be null and void and shall not be recognized by the Company.

6.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments.  In the event of any change in the outstanding Shares of Common Stock by reason of any stock split, stock dividend or other non‑recurring dividends or distributions, recapitalization, merger, consolidation, spin‑off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects the Common Stock, an adjustment shall be made, as the Administrator deems necessary or appropriate, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  Such adjustment may include an adjustment to the number and class of Shares which may be delivered under this Plan and the number and class of Shares subject to outstanding grants of Restricted Stock.  Notwithstanding the preceding, the number of Shares subject to any grant of Restricted Stock always shall be a whole number.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any grant of Restricted Stock shall lapse 100%, and that any Restricted Stock vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously vested, a grant of Restricted Stock shall terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.  Except to the extent an Award Agreement or a contractual right or obligation exists between a Participant and the Company that addresses the vesting of such Participant’s outstanding Awards under this Plan, the Committee shall have the sole discretion (applied on a uniform or non-uniform basis among various Awards and Participants) to take any one or more of the following acts upon a Change in Control:

(i)Assumption of Awards by the Successor Corporation.  The Committee may require that one or more grants of Restricted Stock be Assumed or Substituted with a replacement award from the successor corporation or a parent or subsidiary entity of the successor corporation (collectively, the “Successor Corporation”).  To the extent one or more grants of Restricted Stock are Assumed or Substituted, the replacement award shall continue to vest and become exercisable in accordance with the terms of the original grant of Restricted

Stock being Assumed or Substituted in the Change in Control unless, within the 2-year period commencing on the date of the Change in Control, a Participant’s status as an Employee is terminated by the Company or the Successor Corporation without Cause or by the Participant for Good Reason, and then upon such termination, the replacement awards to such Participant shall, to the extent not previously vested or exercised, become fully vested and exercisable.  For purposes of the foregoing, a grant of Restricted Stock is “Assumed” or “Substituted” if: (A) the replacement award is a grant of restricted stock; (B) the replacement award has a value at least equal to the value of the grant of Restricted Stock being Assumed or Substituted in the Change in Control; (C) the replacement award relates to publicly-traded equity securities of the Company or the Successor Corporation following the Change in Control; and (D) the other terms and conditions of the replacement award are not less favorable to the Participant holding such award than the terms and conditions of the grant of Restricted Stock being replaced in the Change in Control (including the provisions that would apply in the event of a subsequent Change in Control).  For purposes of the foregoing, the term “Good Reason” means a voluntary termination by a Participant of his or her employment with the Company or the Successor Corporation because of: (w) a material diminution in the Participant’s base salary or bonus opportunity from those applicable to him or her as of the date immediately prior to such Change in Control; (x) a material diminution in the nature or scope of the Participant’s authority, duties or responsibilities from those applicable to him or her as of the date immediately prior to such Change in Control; (y) the Company or the Successor Corporation requiring the Participant to be based at any office or location more than fifty (50) miles from where the Participant was based as of the date immediately prior to such Change in Control; or (z) a material breach by the Company or the Successor Corporation of any term or provision of this Plan, any agreement evidencing a grant of Restricted Stock, employment agreement or other contractual agreement (if any) between the Participant and the Company or the Successor Corporation.

(ii)Time-Based Awards.  The Committee may require that the time-based restrictions of one or more grants of Restricted Stock shall lapse and the grant of Restricted Stock shall become fully vested, exercisable or settled upon the Change in Control.

7.Term of this Plan.  This Plan will become effective upon its adoption by the Board.  Following the grants of all Shares of Restricted Stock authorized under this Plan, this Plan shall terminate automatically effective the first day that no Shares of Restricted Stock are subject to forfeiture restrictions, unless terminated earlier under Section 12(e).

8.Conditions upon Issuance of Shares.

(a)Legal Compliance.  The issuance and delivery of any Shares under this Plan shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon vesting of a grant of Restricted Stock, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Restricted Stock sufficient to satisfy the withholding obligations incident to the vesting of the Restricted Stock based on the maximum individual income tax rate in the applicable jurisdiction.  The Committee shall have the sole authority to determine whether a “net withholding” may be permitted or is required for purposes of the Participant satisfying his or her obligations under this Section 8(b).  The Company’s obligations under this Plan and any Award Agreement are fully contingent on the Participant first satisfying this Section 8(b).  Therefore, a failure of the Participant to reasonably satisfy this Section 8 in accordance with the Committee’s sole and absolute discretion shall result in the automatic termination and expiration of the applicable Award Agreement and the Company’s obligations thereunder.

9.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

10.No Rights to Restricted Stock.  Without additional action by the Committee, the existence of this Plan does not provide any eligible Employee or other person a claim to a grant of Restricted Stock, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

11.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

12.General Provisions.

(a)Notice.  Any notice required by the terms of this Plan or an Award Agreement shall be given in writing and shall be deemed to be effective upon personal delivery or five (5) days after deposit with a national postal system or, if sent via overnight delivery, one (1) day after deposit with an established overnight delivery system such as Federal Express.  Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(b)Successors and Assigns.  Except as provided herein to the contrary, this Plan and the Award Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted successors and assigns.

(c)No Assignment.  Except as otherwise provided in an Award Agreement, Participant shall not assign any of his or her rights under this Plan and an Award Agreement without the prior written consent of the Committee, which consent may be withheld in its sole discretion.

(d)Severability.  Notwithstanding any contrary provision of this Plan or a grant of Restricted Stock to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the grants hereunder shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of this Plan or a grant of Restricted Stock, as applicable, shall not in any way be affected or impaired thereby.

(e)Amendment and Termination of this Plan.  The Board may at any time amend, alter, suspend or terminate this Plan.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant, unless otherwise mutually agreed upon by the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Restricted Stock granted under this Plan prior to the date of termination.

(f)Administration and Interpretation.  Any determination by the Committee in connection with any question or issue arising under this Plan or an Award Agreement shall be final, conclusive and binding on the Participant, the Company and all other persons. Any question or dispute regarding the interpretation of this Plan or an Award Agreement or the receipt of the Shares of Restricted Stock or Shares under an Award Agreement shall be submitted by the Participant to the Committee.  The resolution of such question or dispute by the Committee shall be final and binding on all parties.

(g)Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof or in an Award Agreement will not be deemed to be a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed to be a waiver or relinquishment of such right or power at any other time or times.

(h)Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Plan or an Award Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Pronouns shall be construed to include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.  This Plan shall be construed according to its fair meaning and shall not be strictly construed against the Company.

(i)Compensation Recoupment.  All compensation and grants payable or paid under this Plan and any sub-plans shall be subject to the Company’s ability to recover incentive-based compensation from executive officers, as is or may be required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations or rules promulgated thereunder, or any other “clawback” provision required by Applicable Law or the listing standards of any applicable stock exchange or national market system.

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